CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, par value $0.10 per share	25,000,000	$44.00	$1,100,000,000.00	$136,950.00

(1)	Assumes full exercise of the underwriters’ option to purchase up to 2,272,727 additional shares of our Common Stock.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223919

Prospectus Supplement

(To Prospectus dated March 26, 2018)

22,727,273 Shares

General Mills, Inc.

Common Stock

We are offering 22,727,273 shares of our common stock, par value $0.10 per share (“Common Stock”).

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 2,272,727 additional shares of our Common Stock at the public offering price less the underwriting discount. See “Underwriting” beginning on page S-17 of this prospectus supplement.

On February 22, 2018, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blue Buffalo Pet Products, Inc., a Delaware corporation (“Blue Buffalo”), and Bravo Merger Corp., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”). Pursuant to the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Blue Buffalo (the “Merger”), with Blue Buffalo surviving the Merger as a wholly owned subsidiary of General Mills. Although we intend to use the net proceeds from this offering to pay a portion of the consideration for the Merger and to pay related fees and expenses, this offering is not contingent on the consummation of the Merger. If the Merger is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, as described under “Use of Proceeds.”

Subsequent to this offering, we expect to offer, by means of a separate prospectus supplement, approximately $6 billion aggregate principal amount of senior unsecured notes (the “notes”) at various maturities (the “Notes Offering”) as additional financing for the Merger. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any notes being offered in the Notes Offering.

The Common Stock is listed on the NYSE under the ticker symbol GIS, and its closing price as of March 27, 2018 was $45.31 per share.

Investing in our Common Stock involves risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$44.00	$1,000,000,012.00
Underwriting discount	$1.32	$30,000,000.36
Proceeds, before expenses, to General Mills	$42.68	$970,000,011.64

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about April 2, 2018.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Merrill Lynch

Barclays	Citigroup	Deutsche Bank Securities	Morgan Stanley

Co-Managers

BNP PARIBAS	BTIG	Credit Suisse	HSBC	MUFG

SMBC Nikko	SOCIETE GENERALE	TD Securities	Wells Fargo Securities

The date of this prospectus supplement is March 27, 2018.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell securities in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation by Reference” on page iii of this prospectus supplement and “Where You May Find More Information About General Mills” on page 3 of the accompanying prospectus.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

All references in this prospectus supplement and the accompanying prospectus to “General Mills,” “we,” “us” or “our” mean General Mills, Inc. and its consolidated subsidiaries except where it is clear from the context that the term means only the issuer, General Mills, Inc. Unless otherwise stated, currency amounts in this prospectus supplement and the accompanying prospectus are stated in United States dollars.

Trademarks and service marks that are owned or licensed by us or our subsidiaries are set forth in capital letters in this prospectus supplement.

ii

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room.

The SEC allows us to incorporate by reference the information we file with them into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and, where applicable, modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We incorporate by reference (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended, in accordance with the Securities Exchange Act of 1934, as amended, and applicable SEC rules):

•	our Annual Report on Form 10-K (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on August 14, 2017) for the fiscal year ended May 28, 2017 (the “2017 Form 10-K”);

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 27, 2017, November 26, 2017 and February 25, 2018;

•	our Current Reports on Form 8-K filed on June 22, 2017, September 27, 2017, October 12, 2017, November 8, 2017, December 29, 2017 and February 23, 2018 (Item 1.01, Exhibit 2.1 and Exhibit 2.2 of the second Current Report on Form 8-K filed on such date only); and

•	any future filings we make with the SEC under Sections 13(a), l3(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus supplement.

The performance expectations for our fiscal year ending May 27, 2018 described on page 16 of the 2017 Form 10-K have been superseded by the financial results described in our Quarterly Report for the fiscal quarter ended February 25, 2018, and those expectations should not be considered in making an investment decision in respect of the shares of Common Stock.

You may request a copy of any of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference in those documents) at no cost by writing to or telephoning us at the following address and phone number:

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

Attention: Corporate Secretary

(763) 764-7600

iii

SUMMARY

The information below is a summary of the more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary in conjunction with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-7 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference. This summary is not complete and may not contain all of the information you should consider before investing in our Common Stock.

Our Business

We are a leading global manufacturer and marketer of branded consumer foods sold through retail stores. We also are a leading supplier of branded and unbranded food products to the North American foodservice and commercial baking industries. As of May 28, 2017, we manufactured our products in 13 countries and marketed them in more than 100 countries. In addition to our consolidated operations, we have 50 percent interests in two strategic joint ventures that manufacture and market food products sold in more than 130 countries worldwide. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

We were incorporated under the laws of the State of Delaware in 1928. As of May 28, 2017, we employed approximately 38,000 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; our telephone number is (763) 764-7600. Our internet website address is http://www.generalmills.com. The contents of this website are not deemed to be a part of this prospectus supplement or the accompanying prospectus. See “Incorporation by Reference” on page iii of this prospectus supplement and “Where You May Find More Information About General Mills” on page 3 of the accompanying prospectus for details about information incorporated by reference into this prospectus supplement and the accompanying prospectus.

Business Segments

Our businesses are divided into four operating segments:

•	North America Retail;

•	Convenience Stores & Foodservice;

•	Europe & Australia; and

•	Asia & Latin America.

North America Retail

Our North America Retail segment accounted for 65 percent of our total fiscal 2017 net sales. Our North America Retail segment reflects business with a wide variety of grocery stores, mass merchandisers, membership stores, natural food chains, drug, dollar and discount chains and e-commerce grocery providers. Our product categories in this business segment are ready-to-eat cereals, refrigerated yogurt, soup, meal kits, refrigerated and frozen dough products, dessert and baking mixes, frozen pizza and pizza snacks, grain, fruit and savory snacks and a wide variety of organic products including refrigerated yogurt, nutrition bars, meal kits, salty snacks, ready-to-eat cereal and grain snacks.

Convenience Stores & Foodservice

Our Convenience Stores & Foodservice segment accounted for 12 percent of our total fiscal 2017 net sales. In our Convenience Stores & Foodservice segment our major product categories are ready-to-eat cereals, snacks, refrigerated yogurt, frozen meals, unbaked and fully baked frozen dough products and baking mixes. Many products we sell are branded to the consumer and nearly all are branded to our customers. We sell to distributors and operators in many customer channels including foodservice, convenience stores, vending and supermarket bakeries in the United States.

Europe & Australia

Our Europe & Australia segment accounted for 12 percent of our total fiscal 2017 net sales. The Europe & Australia segment includes retail and foodservice businesses in the greater Europe and Australia regions. Our product categories in this business segment are refrigerated yogurt, meal kits, super-premium ice cream, refrigerated and frozen dough products, shelf stable vegetables, grain snacks and dessert and baking mixes. We also sell super-premium ice cream directly to consumers through company-owned retail shops. Revenues from franchise fees are reported in the region or country where the franchisee is located.

Asia & Latin America

Our Asia & Latin America segment accounted for 11 percent of our total fiscal 2017 net sales. The Asia & Latin America segment includes retail and foodservice businesses in the greater Asia and South America regions. Our product categories in this business segment include super-premium ice cream and frozen desserts, refrigerated and frozen dough products, dessert and baking mixes, meal kits, salty and grain snacks, wellness beverages and refrigerated yogurt. We also sell super-premium ice cream and frozen desserts directly to consumers through company-owned retail shops. Our Asia & Latin America segment also includes products manufactured in the United States for export, mainly to Caribbean and Latin American markets, as well as products we manufacture for sale to our international joint ventures. Revenues from export activities and franchise fees are reported in the region or country where the end customer or franchisee is located.

Joint Ventures

In addition to our consolidated operations, we participate in two joint ventures.

We have a 50 percent equity interest in Cereal Partners Worldwide, which manufactures and markets ready-to-eat cereal products in more than 130 countries outside the United States and Canada. Cereal Partners Worldwide also markets cereal bars in several European countries and manufactures private label cereals for customers in the United Kingdom. We also have a 50 percent equity interest in Häagen-Dazs Japan, Inc., which manufactures and markets HÄAGEN-DAZS ice cream products and frozen novelties.

Recent Developments

Acquisition of Blue Buffalo

On February 22, 2018, we entered into the Merger Agreement with Blue Buffalo and Merger Sub. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Blue Buffalo, with Blue Buffalo surviving the Merger as a wholly owned subsidiary of General Mills. At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of Blue Buffalo, par value $0.01 per share, will be converted into the right to receive $40.00 in cash, without interest (the “Merger Consideration”), other than shares of Blue Buffalo’s common stock held by General Mills, Merger Sub or any other wholly owned subsidiary of General Mills, shares owned by Blue Buffalo (including shares held in treasury) or any of its wholly owned subsidiaries, and shares owned by stockholders who have properly exercised and perfected appraisal rights under Delaware law. The Merger Consideration represents an enterprise value for Blue Buffalo of approximately $8.0 billion.

At the Effective Time, each stock option of Blue Buffalo, whether vested or unvested, that is outstanding immediately prior to the Effective Time will automatically be cancelled and will only entitle the holder of such stock option to receive, without interest, an amount in cash equal to the product of (i) the total number of shares of Blue Buffalo common stock subject to the stock option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price of such stock option, less applicable tax withholding. At the Effective Time, each restricted stock unit of Blue Buffalo outstanding immediately prior to the Effective Time will, whether vested or unvested, automatically be cancelled and will only entitle the holder thereof to receive, without interest, an amount in cash equal to the product of (i) the total number of shares of Blue Buffalo common stock subject to the restricted stock unit multiplied by (ii) the Merger Consideration, less applicable tax withholding. Immediately prior to the Effective Time, the holding restrictions applicable to each share of restricted stock of Blue Buffalo outstanding immediately prior to the Effective Time will automatically expire and each such share of restricted stock will be converted into the right to receive the Merger Consideration.

Each party’s obligation to consummate the Merger is subject to certain conditions, including, among others: (i) expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which condition was satisfied on March 16, 2018; (ii) the absence of any order issued by any court of competent jurisdiction or governmental entity or any applicable law or other legal restraint, injunction, prohibition that makes consummation of the Merger illegal or otherwise prohibited; and (iii) the passing of twenty (20) days from the date on which Blue Buffalo mails to Blue Buffalo’s stockholders a Schedule 14C Information Statement in definitive form pursuant to rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. General Mills’ obligation to consummate the Merger is also conditioned on, among other things, the absence of any Company Material Adverse Effect (as defined in the Merger Agreement).

Following execution of the Merger Agreement on February 22, 2018, holders of a majority of the issued and outstanding shares of common stock of Blue Buffalo, duly executed and delivered to Blue Buffalo a written consent, approving and adopting the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”). Notwithstanding the execution and delivery of the Written Consent, the Merger Agreement provides that Blue Buffalo may, subject to the terms and conditions set forth in the Merger Agreement, engage in negotiations or discussions with, otherwise contact, or furnish any confidential information to any third party that makes an unsolicited written, bona fide acquisition proposal if, and only if, the board of directors of Blue Buffalo determines in good faith such acquisition proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined in the Merger Agreement). The Merger Agreement also provides that, in the event that the Blue Buffalo board determines in good faith, after consultation with Blue Buffalo’s outside legal and financial advisors, that such acquisition proposal constitutes a Superior Proposal, and Blue Buffalo complies with certain notice and other conditions set forth in the Merger Agreement, including providing General Mills with a three business day period to match or improve upon such Superior Proposal, and General Mills does not deliver a proposal matching or improving upon such Superior Proposal (as determined by the Blue Buffalo board in good faith after consultation with Blue Buffalo’s outside legal and financial advisors) within such three business day period, Blue Buffalo may, prior to 11:59 p.m., Eastern time, on the later of (x) March 24, 2018 or (y) in the event Blue Buffalo has delivered a notice to General Mills of a Superior Proposal, the next calendar day following the applicable match right period with respect to such Superior Proposal, terminate the Merger Agreement to accept such Superior Proposal, subject to Blue Buffalo’s payment to General Mills of a termination fee of $234 million. Blue Buffalo’s rights to engage in negotiations or discussions with third parties and to terminate the Merger Agreement as described above ceased on March 24, 2018 in accordance with the terms of the Merger Agreement.

The Merger Agreement includes customary representations, warranties and covenants of Blue Buffalo, General Mills and Merger Sub. Among other things, Blue Buffalo has agreed to conduct in all material respects its business in the ordinary course of business, consistent with past practice until the Merger is consummated. Blue Buffalo and General Mills have also agreed to use their respective reasonable best efforts to obtain any approvals from governmental authorities for the Merger, including all antitrust approvals, on the terms and subject to the conditions set forth in the Merger Agreement. The Merger Agreement contains certain provisions giving each of General Mills and Blue Buffalo rights to terminate the Merger Agreement under certain circumstances. Upon termination of the Merger Agreement, under specified circumstances (including those described above), Blue Buffalo will be required to pay General Mills a termination fee of $234 million.

We currently anticipate closing the Merger during our 2018 fiscal year. A copy of the Merger Agreement is incorporated by reference as an exhibit to our Current Report on Form 8-K filed February 23, 2018, part of which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Merger Financing

Subsequent to this offering, we expect to offer, by means of a separate prospectus supplement, approximately $6 billion aggregate principal amount of senior unsecured notes at various maturities as additional financing for the Merger. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any notes being offered in the Notes Offering.

The completion of this offering is not contingent upon the Notes Offering or the Merger. Accordingly, even if the Merger is not completed, the shares of Common Stock sold in this offering will remain outstanding, and investors will not have any rights to require us to repurchase, redeem or repay any shares of Common Stock sold in this offering. However, if the Merger is not consummated, we expect most of the notes not to remain outstanding, since we expect most of the notes to contain a special mandatory redemption requirement if the Merger is not consummated by a specified date.

In connection with General Mills’ entry into the Merger Agreement, General Mills has entered into a commitment letter dated February 22, 2018 (the “Commitment Letter”), with Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (together with GS Bank, “Goldman Sachs”) pursuant to which and subject to the terms and conditions set forth therein, Goldman Sachs has agreed to provide a senior unsecured 364-day bridge term loan credit facility (the “Bridge Facility”) of up to $8.5 billion in the aggregate for the purpose of providing the financing necessary to fund the consideration to be paid pursuant to the terms of the Merger Agreement and related fees and expenses.

Commitments and loans under the Bridge Facility will be reduced or prepaid, as applicable, upon any issuance by General Mills of equity or notes in a public offering or private placement and/or the incurrence of term loans and upon other specified events prior to the consummation of the transaction, in each case subject to certain exceptions set forth in the Commitment Letter. The funding of the Bridge Facility is contingent on the satisfaction of certain customary conditions set forth in the Commitment Letter, including, among others, (i) the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms sets forth in the Commitment Letter and (ii) the consummation of the transaction in accordance with the Merger Agreement. Although we do not currently expect to make any borrowings under the Bridge Facility, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the Bridge Facility if we do not generate sufficient net proceeds from this offering and the Notes Offering to finance the Merger and related fees and expenses.

We cannot assure you that we will complete the Merger or the Notes Offering on the terms contemplated in this prospectus supplement or at all.

About Blue Buffalo

Founded in 2002, Blue Buffalo is one of the fastest growing major pet food companies making natural foods and treats for dogs and cats under the BLUE brand, which includes BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom and BLUE Natural Veterinary Diet. BLUE is the #1 brand in the Wholesome Natural segment of the pet food market in the U.S. Blue Buffalo generated net sales of $1,274.6 million, $1,149.8 million, and $1,027.4 million for the twelve months ended December 31, 2017, December 31, 2016, and December 31, 2015, respectively. During the twelve months ended December 31, 2017, December 31, 2016, and December 31, 2015, net income was $193.5 million, $130.2 million, and $89.4 million, respectively.

For illustrative purposes, the combination of our net sales for Fiscal 2017 and Blue Buffalo’s net sales for its Fiscal 2017 (though different calendar time periods, and without any adjustment) would have been $16,894.4 million.

Selected Financial Information

The following table sets forth selected consolidated historical financial data for each of the fiscal years ended May 2015 through 2017 and for the nine-month periods ended February 26, 2017 and February 25, 2018. Our fiscal years end on the last Sunday in May. The selected consolidated historical financial data as of May 2016 and 2017 and for each of the fiscal years ended May 2015, 2016 and 2017 have been derived from, and should be read together with, our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual report on Form 10-K for our fiscal year ended May 28, 2017 that we have filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected consolidated historical financial data as of February 25, 2018 and for the nine-month periods ended February 26, 2017 and February 25, 2018 are unaudited and have been derived from, and should be read together with, our unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our quarterly report on Form 10-Q for our fiscal quarter ended February 25, 2018 that we have filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of our management, the unaudited historical financial data were prepared on the same basis as the audited historical financial data and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. Results of operations for the nine-month period ended February 25, 2018 are not necessarily indicative of results of operations that may be expected for the full fiscal year.

	Fiscal Year Ended			Nine-Month Period Ended
In millions, except percentages	May 28, 2017	May 29, 2016	May 31, 2015	February 25, 2018	February 26, 2017
Financial Results
Net sales	$15,619.8	$16,563.1	$17,630.3	$11,850.2	$11,813.2
Cost of sales	10,056.0	10,733.6	11,681.1	7,841.8	7,569.1
Selling, general and administrative expenses	2,801.3	3,118.9	3,328.0	2,045.8	2,107.9
Divestitures (gain) loss	13.5	(148.2)	—	—	13.5
Restructuring, impairment and other exit costs	182.6	151.4	543.9	14.3	165.5

Operating profit	2,566.4	2,707.4	2,077.3	1,948.3	1,957.2
Interest, net	295.1	303.8	315.4	236.6	225.8

Earnings before income taxes and after-tax earnings from joint ventures	2,271.3	2,403.6	1,761.9	1,711.7	1,731.4
Income taxes	655.2	755.2	586.8	(29.1)	511.0
After-tax earnings from joint ventures	85.0	88.4	84.3	64.1	65.1

Net earnings, including earnings attributable to redeemable and noncontrolling interests	1,701.1	1,736.8	1,259.4	1,804.9	1,285.5
Net earnings attributable to redeemable and noncontrolling interests	43.6	39.4	38.1	28.3	36.9

Net earnings attributable to General Mills	$1,657.5	$1,697.4	$1,221.3	$1,776.6	$1,248.6

Net earnings as a percentage of net sales	10.6%	10.2%	6.9%	15.0%	10.6%
Financial Position At Period End
Total assets	$21,812.6	$21,712.3		$22,240.6
Long-term debt, excluding current portion	7,642.9	7,057.7		7,163.6
Total equity	4,685.5	5,307.1		5,334.7

The Offering

The following summary contains information about the shares of Common Stock offered hereby and is not intended to be complete. For a more complete description of the shares, please refer to the section in the accompanying prospectus entitled “Description of Common Stock.”

Issuer	General Mills, Inc.

Securities Offered	22,727,273 shares of Common Stock.

Offering Price	$44.00 per share.

Shares of Common Stock Outstanding after this Offering	592,889,997 shares of Common Stock (or 595,162,724 shares if the underwriters exercise their option to purchase additional shares in full), based on 570,162,724 shares outstanding as of March 12, 2018.

Common Stock NYSE Symbol	GIS.

Underwriters’ Option	We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 2,272,727 shares of Common Stock at the public offering price, less the underwriting discount.

Use of Proceeds	We estimate that the net proceeds to us from this offering to be approximately $970 million (approximately $1,067 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discount and our estimated offering expenses.

We intend to use the net proceeds from this offering, together with the net proceeds of the Notes Offering, the incurrence of debt under our U.S. commercial paper program and cash on hand, to finance the Merger and to pay related fees and expenses. If the Merger is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, as described under “Use of Proceeds.”

Risk Factors	An investment in our Common Stock involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in our Common Stock.

As of February 25, 2018, there were approximately 570 million shares of our Common Stock outstanding and approximately 33 million shares of our Common Stock reserved to be issued pursuant to outstanding stock options and other rights under our stock plans for employees and non-employee directors. Additional shares of our Common Stock are reserved for issuance in connection with (i) future grants of stock options and other rights under our stock plans for employees and non-employee directors and (ii) the Direct Purchase Plan of General Mills, which is a dividend reinvestment and direct purchase plan.

RISK FACTORS

An investment in our Common Stock involves risks. Before deciding whether to purchase any shares of Common Stock, you should consider the risks discussed below or elsewhere in this prospectus supplement, including those set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page S-10 of this prospectus supplement, and in our filings with the SEC that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus supplement or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material impact on our business, prospects, financial condition or results of operations. As a result, the trading price of the Common Stock could decline.

Risks related to the Merger

There can be no assurance that we will successfully complete the Merger on the terms or timetable currently proposed or at all.

We intend to use the net proceeds from this offering to finance a portion of the purchase price for the Merger, if it is completed. However, no assurance can be given that the Merger will be completed when expected, on the terms proposed or at all. Each party’s obligation to consummate the Merger is subject to certain conditions, including, among others: (i) expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which condition was satisfied on March 16, 2018; (ii) the absence of any order issued by any court of competent jurisdiction or governmental entity or any applicable law or other legal restraint, injunction, or prohibition that makes consummation of the Merger illegal or otherwise prohibited; and (iii) the passing of twenty (20) days from the date on which Blue Buffalo mails to Blue Buffalo’s stockholders a Schedule 14C Information Statement in definitive form pursuant to rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. General Mills’ obligation to consummate the Merger is also conditioned on, among other things, the absence of any Company Material Adverse Effect (as defined in the Merger Agreement). There can be no assurance that the conditions to closing will be satisfied or waived or that other events will not intervene to delay or prevent the completion of the Merger.

We intend to finance a portion of the purchase price for the Merger with the net proceeds from this offering, and the balance of the purchase price with the net proceeds from the Notes Offering, the incurrence of debt under our U.S. commercial paper program and cash on hand. However, there can be no assurance that we will be successful in raising sufficient funds therefrom. Although we entered into the Commitment Letter, pursuant to which and subject to the terms and conditions set forth therein Goldman Sachs has agreed to provide the Bridge Facility of up to $8.5 billion in the aggregate for the purpose of providing the financing necessary to fund the consideration to be paid pursuant to the terms of the Merger Agreement and related fees and expenses, the funding of the Bridge Facility is contingent on the satisfaction of certain customary conditions set forth in the Commitment Letter, including, among others, (i) the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms sets forth in the Commitment Letter and (ii) the consummation of the transaction in accordance with the Merger Agreement. We cannot assure you that we will be able to satisfy such conditions.

We have incurred and will continue to incur significant transaction costs in connection with the Merger that could adversely affect our results of operations.

Whether or not we complete the Merger, we have incurred, and will continue to incur, significant transaction costs in connection with the Merger, including payment of certain fees and expenses incurred in connection with the Merger and related financing transactions. Additional unanticipated costs may be incurred in the integration process. These could adversely affect our results of operations in the period in which such expenses are recorded or our cash flow in the period in which any related costs are actually paid. Furthermore, we may incur material restructuring charges in connection with the Merger, which may adversely affect our operating results following the closing of the Merger in which such expenses are recorded or our cash flow in the period in which any related costs are actually paid. A delay in closing, or a failure to complete the Merger could have a negative impact on our business and on the trading price of shares of our Common Stock.

Investors will not have any rights to require us to repurchase, redeem or repay any shares of Common Stock offered hereby if the Merger is not completed.

This offering is not contingent on completion of the Merger. Investors will not have any rights to require us to repurchase, redeem or repay any shares of Common Stock offered hereby if the Merger is not completed. Accordingly, even if the Merger is not completed, shares of Common Stock sold in this offering will remain outstanding. Further, investors will not have any right to require us to repurchase, redeem or repay any shares of Common Stock offered hereby, if, subsequent to the completion of this offering, we experience any changes in our business or financial condition or if the terms of the Merger or the financing thereof change.

If the Merger is not consummated, our management will have broad discretion to use the net proceeds of this offering.

This offering is not contingent on consummation of the Merger or the Notes Offering. Accordingly, if the Merger is not consummated, our management will have broad discretion to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds.” In such case, a purchaser of our shares of Common Stock will be relying on the judgment of management with respect to the application of the net proceeds of this offering. Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity, as part of your investment decision, to evaluate the economic, financial or other information upon which our management bases its decisions. If the net proceeds are not applied effectively, our business, financial condition and results of operations may be adversely affected and our Common Stock could lose value.

We may fail to realize all of the anticipated benefits of the Merger or those benefits may take longer to realize than expected.

Our ability to realize the anticipated benefits of the Merger will depend, to a large extent, on our ability to integrate Blue Buffalo, which is a complex, costly and time-consuming process. We have never operated in the pet food sector and our lack of experience in this sector may hinder our ability to manage Blue Buffalo successfully following the Merger.

The integration process may disrupt our business and, if implemented ineffectively, could restrict the realization of the full expected benefits. The failure to meet the challenges involved in the integration process and to realize the anticipated benefits of the Merger could cause an interruption of, or a loss of momentum in, our operations and could adversely affect our business, financial condition and results of operations.

In addition, the integration of Blue Buffalo may result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customers and other business relationships. Additional integration challenges include:

•	diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the Merger;

•	difficulties in the integration of operations and systems;

•	difficulties in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures;

•	difficulties in the assimilation of employees;

•	challenges in keeping existing customers, including Blue Buffalo’s largest customer that accounted for 41% of its 2017 net sales, and obtaining new customers, including customers that may not consent to the assignment of their contracts or agree to enter into a new contract with us;

•	challenges in attracting and retaining key personnel;

•	the impact of potential liabilities we may be inheriting from Blue Buffalo; and

•	coordinating a geographically dispersed organization.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could adversely affect our business, financial condition and results of operations and result in us becoming subject to litigation. In addition, even if Blue Buffalo is integrated successfully, the full anticipated benefits of the Merger may not be realized, including the synergies, cost savings or sales or growth opportunities that are anticipated. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration process. All of these factors could cause reductions in our earnings per share, decrease or delay the expected accretive effect of the Merger and negatively impact the price of shares of our Common Stock. As a result, it cannot be assured that the Merger will result in the realization of the full or any anticipated benefits.

The pendency of the Merger could adversely affect our business, financial results and operations, and the market price of shares of Common Stock.

The announcement and pendency of the Merger could cause disruptions and create uncertainty surrounding our business and affect our relationships with our customers and employees. In addition, we have diverted, and will continue to divert, significant management resources to complete the Merger, which could have a negative impact on our ability to manage existing operations or pursue alternative strategic transactions, which could adversely affect our business, financial condition and results of operations. Until the completion of the Merger, holders of shares of Common Stock will be exposed to the risks faced by our existing business without any of the potential benefits from the Merger. As a result of investor perceptions about the terms or benefits of the Merger, the market price of shares of Common Stock may decline.

If the Merger is completed, Blue Buffalo may underperform relative to our expectations.

Following completion of the Merger, we may not be able to maintain the growth rate, levels of revenue, earnings or operating efficiency that we and Blue Buffalo have achieved or might achieve separately. The business and financial performance of Blue Buffalo are subject to certain risks and uncertainties. Our failure to do so could have a material adverse effect on our financial condition and results of operations.

Risks Related to this Offering and our Common Stock

The price of the Common Stock may fluctuate significantly, and this may make it difficult for you to sell any shares of the Common Stock when you want or at prices you find attractive.

The price of the Common Stock on the NYSE constantly changes. We expect that the market price of the Common Stock will continue to fluctuate.

In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies and that may be extreme. These fluctuations may adversely affect the trading price of the Common Stock, regardless of our actual operating performance.

For a further discussion of risks affecting the Common Stock, see the factors set forth below under the heading “Cautionary Statement Regarding Forward-Looking Statements” and the discussion of our business and related matters set forth in the information incorporated in this prospectus supplement and the accompanying prospectus by reference.

Future sales of the Common Stock or equity-related securities in the public market could adversely affect the trading price of the Common Stock and our ability to raise funds in new stock offerings.

In the future, we may sell additional shares of the Common Stock to raise capital. In addition, shares of the Common Stock are reserved for issuance on the exercise of stock options and the vesting of restricted stock units and performance share units. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for the Common Stock. Sales of significant amounts of the Common Stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of the Common Stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. Future sales of shares of the Common Stock or the availability of shares of the Common Stock for future sale could adversely affect the trading price of the Common Stock.

We can issue shares of preference stock that may adversely affect your rights as a holder of the Common Stock.

Our certificate of incorporation currently authorizes the issuance of five million shares of cumulative preference stock. Our board of directors is authorized to approve the issuance of one or more series of preference stock without further authorization of our stockholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preference stock. As a result, our board, without stockholder approval, could authorize the issuance of preference stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of the Common Stock or other series of preference stock or that could have the effect of delaying, deferring or preventing a change in our control.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We may have made forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “plan,” “project” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those currently anticipated or projected. We wish to caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results in future periods to differ materially from any current opinions or statements.

Our future results could be affected by a variety of factors, such as:

•	competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors;

•	economic conditions, including changes in inflation rates, interest rates, tax rates or the availability of capital;

•	product development and innovation;

•	consumer acceptance of new products and product improvements;

•	consumer reaction to pricing actions and changes in promotion levels;

•	the risk that the Merger fails to close for any reason, in which case your investment will be in General Mills as a standalone company;

•	acquisitions or dispositions of businesses or assets, including the Merger and issues in the integration of Blue Buffalo and retention of key management and employees;

•	investors’ lack of any rights to require us to repurchase, redeem or repay any of the shares of Common Stock offered hereby if the Merger is not consummated and management’s broad discretion to use the net proceeds of this offering in such event;

•	unfavorable reaction to the Merger by customers, competitors, suppliers and employees;

•	changes in capital structure;

•	changes in the legal and regulatory environment, including tax reform legislation, labeling and advertising regulations and litigation;

•	impairments in the carrying value of goodwill, other intangible assets or other long-lived assets or changes in the useful lives of other intangible assets;

•	changes in accounting standards and the impact of significant accounting estimates;

•	product quality and safety issues, including recalls and product liability;

•	changes in consumer demand for our products;

•	effectiveness of advertising, marketing and promotional programs;

•	changes in consumer behavior, trends and preferences, including weight loss trends;

•	consumer perception of health-related issues, including obesity;

•	consolidation in the retail environment;

•	changes in purchasing and inventory levels of significant customers;

•	fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy;

•	disruptions or inefficiencies in the supply chain;

•	effectiveness of restructuring and cost savings initiatives;

•	volatility in the market value of derivatives used to manage price risk for certain commodities;

•	benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities;

•	failure or breach of our information technology systems;

•	foreign economic conditions, including currency rate fluctuations;

•	political unrest in foreign markets and economic uncertainty due to terrorism or war; and

•	other factors discussed in this prospectus supplement or the accompanying prospectus and the documents incorporated by reference herein or therein under the caption “Risk Factors.”

We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

USE OF PROCEEDS

We estimate the net proceeds to us from this offering to be approximately $970 million (approximately $1,067 million if the underwriters exercise their option to purchase additional shares of Common Stock in full), after deducting the underwriting discount and our offering expenses.

Completion of this offering is not contingent on completion of the Notes Offering or the Merger, and the Notes Offering and the Merger are not contingent on the completion of this offering. Accordingly, even if the Merger is not consummated, our shares of Common Stock sold in this offering will remain outstanding.

We intend to use the net proceeds from this offering together with the net proceeds of the Notes Offering, the incurrence of debt under our U.S. commercial paper program and cash on hand to fund the Merger consideration and to pay related fees and expenses. If the Merger is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. Pending their use, the net proceeds may be invested temporarily in short-term marketable securities or used to reduce outstanding short-term borrowings.

The following table outlines the sources and uses of funds for the Merger, assuming the underwriters do not exercise their option to purchase additional shares of Common Stock in this offering. The table assumes that the Merger, this offering and the Notes Offering are completed simultaneously, but this offering and the Notes Offering are expected to occur before completion of the Merger. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources of Funds		Uses of Funds
(in millions)
Cash and cash equivalents	$450	Merger consideration	$8,044
Notes offered in the Notes Offering(1)	6,050	Transactions fees and expenses(2)	181
U.S. commercial paper	725
Common Stock offered hereby(1)	1,000

Total Sources	$8,225	Total Uses	$8,225

(1)	Before underwriting discounts and expenses and, in the case of this offering, assumes no exercise of the underwriters’ option.
(2)	Includes underwriting discounts and expenses of this offering, the Notes Offering and the Merger.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization at February 25, 2018:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering of shares of Common Stock held in treasury, assuming no exercise of the underwriters’ option to purchase additional shares, the Notes Offering and the incurrence of debt under our U.S. commercial paper program (which is reflected in notes payable in the following table), but not the application of the net proceeds therefrom.

This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of February 25, 2018
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$953.1	$8,698.1

Short-term debt:
Notes payable	$1,210.8	$1,935.8
Current portion of long-term debt	1,250.5	1,250.5

Total short-term debt	2,461.3	3,186.3

Long-term debt:
Notes offered in the Notes Offering	—	6,050.0
Other long-term debt	7,163.6	7,163.6

Total long-term debt	7,163.6	13,213.6

Total debt	9,624.9	16,399.9

Stockholders’ equity:
Common stock	75.5	75.5
Additional paid-in capital	1,235.0	1,196.0
Retained earnings	14,398.4	14,398.4
Common stock in treasury, at cost	(8,190.8)	(7,181.8)
Accumulated other comprehensive loss	(2,552.5)	(2,552.5)

Total stockholders’ equity	4,965.6	5,935.6
Noncontrolling interests	369.1	369.1

Total equity	5,334.7	6,304.7

Total debt and equity	$14,959.6	$22,704.6

PRICE RANGE AND VOLUME OF COMMON STOCK AND DIVIDENDS

Our Common Stock is listed on the NYSE under the symbol “GIS.” The following table sets forth the high and low prices as reported by the NYSE for the fiscal quarters indicated.

	High	Low	Dividends per share
Fiscal 2016
First quarter	$59.87	$47.43	$0.44
Second quarter	59.35	55.14	0.44
Third quarter	60.18	53.53	0.44
Fourth quarter	65.49	58.70	0.46

Fiscal 2017
First quarter	72.95	62.55	0.48
Second quarter	71.58	60.44	0.48
Third quarter	64.06	58.70	0.48
Fourth quarter	61.38	55.57	0.48

Fiscal 2018
First quarter	59.58	53.24	0.49
Second quarter	56.54	49.65	0.49
Third quarter	60.69	50.27	0.49

On March 27, 2018, the last reported sale price on the NYSE of our Common Stock was $45.31 per share. As of March 22, 2018, we had approximately 30,150 shareholders of record of our Common Stock.

U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following discussion describes material U.S. federal income and estate tax considerations that are likely to be relevant to the purchase, ownership, and disposition of shares of our Common Stock. This discussion deals only with shares of our Common Stock held as capital assets by investors who purchased shares of our Common Stock in this offering. This discussion does not cover all aspects of U.S. federal taxation that may be relevant to the purchase, ownership or disposition of shares of our Common Stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including banks, insurance companies or other financial institutions, dealers in securities, persons that will hold more than 5% of our Common Stock, certain former citizens or residents of the United States, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” persons holding shares of our common stock as part of a hedge, straddle, conversion or other integrated financial transaction, entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein), or that are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as gift taxes, or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of shares of our Common Stock in light of your own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of any changes in applicable tax laws.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our Common Stock that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from our Common Stock. A “Non-U.S. Holder” means any beneficial owner of shares of our Common Stock that is not a U.S. Holder.

This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

Tax Consequences to Non-U.S. Holders

Dividends. A distribution of cash or property with respect to shares of our Common Stock generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits. If such a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the Non-U.S. Holder’s investment, up to the Non-U.S. Holder’s tax basis in the shares of our Common Stock, and thereafter as a capital gain subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty.

Even if a Non-U.S. Holder is eligible for a lower treaty rate, the applicable withholding agent generally will be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to a Non-U.S. Holder, unless:

•	the Non-U.S. Holder has furnished a valid Internal Revenue Service (“IRS”) Form W-8BEN-E or other documentary evidence establishing the Non-U.S. Holder’s entitlement to the lower treaty rate with respect to such payments and the withholding agent does not have actual knowledge or reason to know to the contrary, and

•	if required by the Foreign Account Tax Compliance Act (“FATCA”) or any intergovernmental agreement enacted pursuant to that law, the Non-U.S. Holder or any entity through which the Non-U.S. Holder receives such dividends, if required, has provided the withholding agent with certain information with respect to the Non-U.S. Holder’s or the entity’s direct and indirect U.S. owners, and if the Non-U.S. Holder holds the shares of our Common Stock through a non-U.S. financial institution, the institution has entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or has satisfied similar requirements under an intergovernmental agreement between the United States and another country, and the Non-U.S. Holder has provided any required information to the institution.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, the Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investments in the shares of our Common Stock.

Sale, Exchange or Other Taxable Disposition of Common Stock. Non-U.S. Holders generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our Common Stock.

In the case of the sale or other disposition of shares of our Common Stock on or after January 1, 2019, a Non-U.S. Holder may be subject to a 30% withholding tax on the gross proceeds of the sale or other disposition unless the requirements described in the last bullet point under “Dividends” above are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the shares of our Common Stock and the potential for a refund or credit in the case of any withholding tax.

U.S. Federal Estate Tax. Shares of our Common Stock held (or deemed held) by an individual Non-U.S. Holder at the time of his or her death will be included in the Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS with respect to payments made to certain U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, fail to certify that they are not subject to backup withholding, or otherwise fail to comply with applicable backup withholding rules. Information returns are required to be filed with the IRS with respect to payments of dividends to Non-U.S. Holders. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of such information reporting requirements and backup withholding in connection with the proceeds from a sale, exchange or other taxable disposition of shares of our Common Stock. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC is the representative of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC	7,272,728
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,181,818
Barclays Capital Inc.	2,181,818
Citigroup Global Markets Inc.	2,181,818
Deutsche Bank Securities Inc.	2,181,818
Morgan Stanley & Co. LLC	2,181,818
BNP Paribas Securities Corp.	909,091
BTIG, LLC	909,091
Credit Suisse Securities (USA) LLC	909,091
Wells Fargo Securities, LLC	909,091
MUFG Securities Americas Inc.	227,273
SG Americas Securities, LLC	227,273
TD Securities (USA) LLC	227,273
HSBC Securities (USA) Inc.	113,636
SMBC Nikko Securities America, Inc.	113,636

Total	22,727,273

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 2,272,727 shares from the company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,272,727 additional shares.

	No Exercise	Full Exercise
Per Share	$1.32	$1.32
Total	$30,000,000.36	$33,000,000.00

Shares sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.7920 per share from the public offering price. After the offering of the shares, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The company and its officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 60 days after the date of this prospectus, except with the prior written consent of the representative. Among other things, this agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the company or borrowed from the company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

The company estimates that their total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In addition, Goldman Sachs & Co. LLC has acted as our financial adviser in connection with the Merger. Certain of the underwriters in this offering also acted as underwriters in the Notes Offering. Some of the underwriters and their respective affiliates are or will be lenders under the Bridge Facility, and funding of the Merger with the proceeds of this equity offering and the Notes Offering will result in the reduction of the lenders’ obligations under the Bridge Facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relative Member State”) an offer to the public of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common shares may be made at any time under the following exemptions under the Prospectus Directive:

•	To any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

•	In any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer or shares of our common stock shall result in a requirement for the publication by us or any Brazilian placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to public” in relation to our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares to be offered so as to enable an investor to decide to purchase our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU and includes any relevant implementing measure in the Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Canada

The shares may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP. Davis Polk & Wardwell LLP will pass on certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements and related financial statement schedule of General Mills, Inc. and subsidiaries as of May 28, 2017 and May 29, 2016, and for each of the fiscal years in the three-year period ended May 28, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of May 28, 2017 have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus supplement and the accompanying prospectus, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

General Mills, Inc.

Debt Securities

Common Stock

General Mills, Inc. from time to time may offer to sell, together or separately, debt securities described in this prospectus (“Debt Securities”) or shares of General Mills’ common stock, par value $0.10 per share (“Common Stock”, and together with the Debt Securities, the “Securities”). This prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You May Find More Information About General Mills” before you invest in the Securities.

We may sell the Securities through underwriters or dealers, directly to one or more purchasers, or through agents on a continuous or delayed basis. The prospectus supplement will include the names of underwriters, dealers or agents, if any, retained. The prospectus supplement also will include the purchase price of the Securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation.

The Common Stock is listed on the New York Stock Exchange under the ticker symbol GIS.

Investing in the Securities involves risks. See “Risk Factors” on page 1 of this prospectus and, if applicable, any risk factors described in any applicable prospectus supplement and in our periodic reports and other information that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the Securities Act. Under this shelf registration, we may sell any combination of the Securities described in this prospectus. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the Securities we are offering under this prospectus. You can read that registration statement at the SEC web site at http://www.sec.gov or at the SEC office mentioned under the heading “Where You May Find More Information About General Mills.”

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the Securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the Securities described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of our Securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless otherwise specified, all references in this prospectus to “General Mills,” “we,” us” and “our” are to General Mills, Inc. and its consolidated subsidiaries.

All references in this prospectus to “$” and “dollars” are to United States dollars.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that our business, prospects, financial condition and results of operations could be materially adversely affected by any of these risks. The applicable prospectus supplement for any Securities we may offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We may have made forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus.

The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “plan,” “project” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those currently anticipated or projected. We wish to caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results in future periods to differ materially from any current opinions or statements.

Our future results could be affected by a variety of factors, such as:

•	competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors;

•	economic conditions, including changes in inflation rates, interest rates, tax rates or the availability of capital;

•	product development and innovation;

•	consumer acceptance of new products and product improvements;

•	consumer reaction to pricing actions and changes in promotion levels;

•	acquisitions or dispositions of businesses or assets, including the merger with Blue Buffalo Pet Products, Inc. (“Blue Buffalo”) pursuant to the Agreement and Plan of Merger dated February 22, 2018 and issues in the integration of Blue Buffalo and retention of key management and employees;

•	unfavorable reaction to the merger with Blue Buffalo by customers, competitors, suppliers and employees;

•	changes in capital structure;

•	changes in the legal and regulatory environment, including tax reform legislation, labeling and advertising regulations and litigation;

•	impairments in the carrying value of goodwill, other intangible assets or other long-lived assets or changes in the useful lives of other intangible assets;

•	changes in accounting standards and the impact of significant accounting estimates;

•	product quality and safety issues, including recalls and product liability;

•	changes in consumer demand for our products;

•	effectiveness of advertising, marketing and promotional programs;

•	changes in consumer behavior, trends and preferences, including weight loss trends;

•	consumer perception of health-related issues, including obesity;

•	consolidation in the retail environment;

•	changes in purchasing and inventory levels of significant customers;

•	fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy;

•	disruptions or inefficiencies in the supply chain;

•	effectiveness of restructuring and cost savings initiatives;

•	volatility in the market value of derivatives used to manage price risk for certain commodities;

•	benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities;

•	failure or breach of our information technology systems;

•	foreign economic conditions, including currency rate fluctuations;

•	political unrest in foreign markets and economic uncertainty due to terrorism or war; and

•	other factors discussed in this prospectus and the documents incorporated by reference herein or therein under the caption “Risk Factors.”

We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

WHERE YOU MAY FIND MORE INFORMATION ABOUT GENERAL MILLS

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference facilities and its copy charges.

The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and, where applicable, modify or supersede the information included or incorporated by reference in this prospectus. We incorporate by reference the documents listed below (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, or the Exchange Act, in accordance with the Exchange Act and applicable SEC rules) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all Securities offered hereunder have been sold or that deregisters all Securities then remaining unsold:

•	our Annual Report on Form 10-K (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on August 14, 2017) for the fiscal year ended May 28, 2017;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 27, 2017, November 26, 2017 and February 25, 2018; and

•	our Current Reports on Form 8-K filed with the SEC on June 22, 2017, September 27, 2017, October 12, 2017, November 8, 2017, December 29, 2017 and February 23, 2018 (Item 1.01, Exhibit 2.1 and Exhibit 2.2 of the second Current Report on Form 8-K filed on such date only).

You may request a copy of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference into those documents) at no cost by writing or telephoning us at the following address and phone number:

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

Attention: Corporate Secretary

(763) 764-7600

ABOUT GENERAL MILLS

We are a leading global manufacturer and marketer of branded consumer foods sold through retail stores. We are also a leading supplier of branded and unbranded food products to the North American foodservice and commercial baking industries. As of May 28, 2017, we manufactured our products in 13 countries and marketed them in more than 100 countries. In addition to our consolidated operations, we have 50 percent interests in two strategic joint ventures that manufacture and market food products sold in more than 130 countries worldwide. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

We were incorporated under the laws of the State of Delaware in 1928. As of May 28, 2017, we employed approximately 38,000 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; our telephone number is (763) 764-7600. Our internet web site address is http://www.generalmills.com. The contents of this web site are not deemed to be a part of this prospectus. See “Where You May Find More Information About General Mills” for details about information incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the Securities described in this prospectus will be added to our general funds and may be used:

•	to meet our working capital requirements;

•	to redeem or repurchase outstanding securities;

•	to refinance debt;

•	to finance acquisitions; or

•	for general corporate purposes.

If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the periods indicated is set forth below.

Nine-Month Period Ended	Fiscal Year Ended
February 25, 2018	May 28, 2017	May 29, 2016	May 31, 2015	May 25, 2014	May 26, 2013
6.93	7.26	7.40	5.54	8.04	7.62

For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings before income taxes and after-tax earnings of joint ventures, distributed income of equity investees, fixed charges and amortization of capitalized interest, net of interest capitalized. Fixed charges represent gross interest expense (excluding interest on taxes) and subsidiary preferred distributions to noncontrolling interest holders, plus one-third (the proportion deemed representative of the interest factor) of rent expense.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the Debt Securities that we may offer using this prospectus and the related indenture. This section is only a summary and does not purport to be complete. You must look to the relevant form of Debt Security and the indenture, as may be supplemented, for a full understanding of all terms of any series of Debt Securities. These forms and the indenture have been or will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You May Find More Information About General Mills” for information on how to obtain copies.

A prospectus supplement will describe the specific terms of any particular series of Debt Securities, including any of the terms in this section that will not apply to that series, and any special considerations, including tax considerations, applicable to those Debt Securities. The prospectus supplement relating to each series of Debt Securities that we offer using this prospectus will be attached to the front of this prospectus. In some instances, certain of the precise terms of Debt Securities you are offered may be described in a further prospectus supplement, known as a “pricing supplement.” If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

We may issue an unlimited amount of Debt Securities using this prospectus. We may also issue Debt Securities pursuant to the indenture in transactions that are exempt from the registration requirements of securities laws.

General

We may issue any of our Debt Securities either separately or together with, on conversion of or in exchange for other securities.

None of the Debt Securities described in this prospectus will be secured by any of our property or assets. Accordingly, you will be one of our unsecured creditors.

We may issue Debt Securities as original issue discount securities, which are Debt Securities that are offered and sold at a discount, which may be substantial, below their stated principal amount. The prospectus supplement relating to any original issue discount securities will describe United States federal income tax consequences and other special considerations applicable to them. We may also issue Debt Securities as indexed securities or securities denominated in foreign currencies or currency units, which will be described in more detail in the prospectus supplement relating to those Debt Securities.

What is an Indenture?

As required by United States federal law for all bonds and notes of companies that are publicly offered, the Debt Securities will be governed by a document called an “indenture.” An indenture is a contract between us and a trustee. The trustee has two main roles:

1.	The trustee can enforce your rights against us if we default. Defaults are described under “— Default and Related Matters — What is an Event of Default?” There are some limitations on the extent to which the trustee acts on your behalf, described under “— Default and Related Matters — Remedies if an Event of Default Occurs.”

2.	The trustee also performs administrative duties for us, such as sending you interest payments, transferring your Debt Securities to a new buyer if you sell them and sending you notices.

The Debt Securities will be issued under an indenture dated February 1, 1996, as supplemented, between us and U.S. Bank National Association, as trustee. We may issue as many distinct series of Debt Securities under the indenture as we wish. The indenture does not limit the principal amount of Debt Securities that we may issue under it. The indenture is governed by New York law and will be qualified under the Trust Indenture Act of 1939.

Our Trustee

U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent and registrar with regard to the Debt Securities. The trustee also acts as an agent for the issuance of our United States commercial paper. The trustee and its affiliates currently provide cash management and other banking and advisory services to us in the normal course of business and may from time to time in the future provide other banking and advisory services to us in the ordinary course of business, in each case in exchange for a fee.

Specific Terms of Each Series of Debt Securities

The prospectus supplement (including any separate pricing supplement) relating to any series of Debt Securities that we offer using this prospectus will describe the amount, price and other specific terms of the offered Debt Securities, including the following, if applicable:

•	their title;

•	any limit on their aggregate principal amount;

•	their purchase price;

•	the date or dates on which the principal will be payable;

•	the rate or rates, which may be fixed or variable, at which they will bear interest, if any, and the date or dates from which that interest will accrue;

•	the dates on which interest, if any, on them will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions or provisions for their redemption at our option;

•	the date, if any, after which and the price or prices at which they may be redeemed in accordance with any optional or mandatory redemption provisions and the other detailed terms and provisions of those optional or mandatory redemption provisions;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which they will be issuable;

•	if other than their principal amount, the portion of their principal amount that will be payable upon the declaration of acceleration of their maturity;

•	the currency of payment of principal, premium, if any, and interest on them;

•	any index used to determine the amount of payment of principal, premium, if any, and interest on them;

•	whether the provisions described under “— Defeasance” below apply;

•	whether and upon what terms that series of Debt Securities may be converted into or exchanged for other of our securities or securities of third parties, and the securities that the series may be converted into or exchanged for;

•	any covenants or events of default that are in addition to, modify or delete those described in this prospectus;

•	whether they will be issued only in the form of one or more global securities as described under “— Legal Ownership; Street Name and Indirect Holders; Global Securities” below, and, if so, the relevant depositary or its nominee and the circumstances under which a global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special features.

Legal Ownership; Street Name and Indirect Holders; Global Securities

Who is the Legal Owner? Our obligations with respect to the Debt Securities, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the registered holders of the Debt Securities. We do not have direct obligations to investors who hold the Debt Securities indirectly, either because they choose to do so or because the relevant series of Debt Securities has been issued only in the form of global securities, as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as an indirect holder but fails to do so.

What is “Street Name” Ownership? One common form of indirect ownership is known as holding in “street name.” This is the phrase used to describe investors who hold securities in accounts at banks or brokers. We generally will not recognize investors who hold Debt Securities in this manner as the legal holders of those securities. Instead, we will generally recognize as the legal holder only the bank or broker or the financial institution that the bank or broker uses to hold the Debt Securities. The intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the Debt Securities, either because they agree to do so in the agreements with their customers or because they are legally required to do so.

If you hold Debt Securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	how it would pursue rights under the Debt Securities if there were a default or other events triggering the need for direct holders to act to protect their interests; and

•	whether and how you can instruct it to send you Debt Securities registered in your own name so you can be a direct holder as described below (if that option is available with respect to that Debt Security, which it may not be).

What is a Global Security? If we choose to issue Debt Securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that a global security be registered in the name of a financial institution that we select and by requiring that the Debt Securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below under “— Special Situations when a Global Security will be Terminated” occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person who wishes to own a Debt Security that is issued as a global security may only do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize the investor as a direct holder of Debt Securities and will instead deal only with the depositary that holds the global security. If you are an investor in Debt Securities that are issued only in the form of global securities, you should be aware that:

•	you ordinarily cannot get those Debt Securities registered in your own name;

•	you ordinarily cannot receive physical certificates for your interest in those Debt Securities;

•	you must look to your bank or broker for payments on and protection of your legal rights relating to those Debt Securities;

•	you may not be able to sell interests in those Debt Securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security;

•	neither we nor the trustee have any responsibility for any aspect of the depositary’s actions or for its records of ownership in the global security;

•	neither we nor the trustee supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using immediate funds for settlement.

Special Situations when a Global Security will be Terminated. In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing the Debt Securities. After that exchange, the choice of whether to hold Debt Securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in Debt Securities transferred to your own name as the direct holder under these circumstances.

The special situations for termination of a global security are:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

•	if we notify the trustee that we wish to terminate the global security; or

•	if an event of default on the Debt Securities has occurred and has not been cured (defaults are discussed below under “— Default and Related Matters”).

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of Debt Securities covered by the prospectus supplement. When a global security terminates, the depositary, not us or the trustee, is responsible for determining the names of the institutions that will be the initial direct holders.

In the remainder of this description and in the descriptions of the terms of the Debt Securities, “you” means direct holders and not street name or other indirect holders.

Form, Exchange and Transfers

The Debt Securities will be issued only in fully registered form, without interest coupons, and unless otherwise indicated in the prospectus supplement, in denominations of $1,000 and any integral multiples of $1,000.

You may have your Debt Securities broken into more Debt Securities of smaller denominations or combined into fewer Debt Securities of larger denominations as long as the total principal amount of the series is not changed. This is called an exchange.

You may exchange or transfer Debt Securities at the office of the trustee. You will not be required to pay a service charge to transfer or exchange Debt Securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the entity performing the role of maintaining the list of registered direct holders, which is called the “security registrar,” is satisfied with your proof of ownership.

The security registrar also serves as the transfer agent to perform transfers. The trustee will act as the security registrar and transfer agent. We may change this appointment to another entity or perform it ourselves. If we have designated other or additional registrars or transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular registrar or transfer agent. We may also approve a change in the office through which any registrar or transfer agent acts.

If the Debt Securities of any series are redeemable and we redeem less than all of them, we may block the transfer or exchange of Debt Securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of Debt Securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Debt Security being partially redeemed.

If a Debt Security is issued as a global security, only the depositary will be entitled to transfer and exchange the Debt Security as described in this section since the depositary will be the sole holder of the Debt Security. See “— Legal Ownership; Street Name and Indirect Holders; Global Securities” above.

Payment and Paying Agents

Unless we say otherwise in the applicable prospectus supplement, we will pay interest to you if you are a registered holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the Debt Security on the interest due date. That particular day is called the regular record date and will be stated in the prospectus supplement.

Holders buying and selling Debt Securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the registered holder on the regular record date. The most common manner is to adjust the sales price of the Debt Securities to apportion interest fairly between buyer and seller.

We will pay interest, principal and any other money due on the Debt Securities at the corporate trust office of the trustee (which initially will also act as paying agent) in New York City. That office is currently located at 100 Wall Street, Suite 1600, New York, New York 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks directly to the registered holders at their address appearing in the security register.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also authorize paying agents other than the trustee to make payments on the notes on our behalf, including choosing to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of Debt Securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount becomes due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee or any other paying agent.

If you are a street name or other indirect holder, you should consult your bank or broker for information on how you will receive payments.

Notices

We and the trustee will send notices regarding the Debt Securities only to direct holders, using their addresses as listed in the trustee’s records.

Mergers and Similar Events

We are generally permitted under the indenture to consolidate or merge with another company. We are also permitted to sell or lease some or all of our assets to another company. However, we may not take any of these actions unless the following conditions, among others, are met:

•	where we merge out of existence or sell or lease substantially all our assets, the other company must be a corporation, limited liability company, partnership or trust organized under the laws of a state or the District of Columbia or under United States federal law and it must expressly agree in a supplemental indenture to be legally responsible for the Debt Securities; and

•	the merger, sale of assets or other transaction must not bring about a default on the Debt Securities (for purposes of this test, a default would include an event of default described below under “— Default and Related Matters” and any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded).

You should know that there is no precise, established definition of what would constitute a sale or lease of substantially all of our assets under applicable law and, accordingly, there may be uncertainty as to whether a sale or lease of less than all of our assets would subject us to this provision.

If we merge out of existence or transfer (except through a lease) substantially all our assets, and the other firm becomes our successor and is legally responsible for the Debt Securities, we will be relieved of our own responsibility for the Debt Securities.

It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in our property over other lenders or over our general creditors if we fail to repay them. We have promised the holders of the Debt Securities to limit these preferential rights, called “liens,” as discussed below under “— Certain Restrictive Covenants — Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries,” or grant an equivalent lien to the holders of the Debt Securities.

Modification and Waiver

There are three types of changes we can make to the indenture and the Debt Securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your Debt Securities without your specific approval. These include:

•	change of the stated due date for payment of principal or interest on a Debt Security;

•	reduction in the principal amount of, the rate of interest payable on or any premium payable upon redemption of a Debt Security;

•	reduction in the amount of principal payable upon acceleration of the maturity of a Debt Security following a default;

•	change in the place or currency of payment on a Debt Security;

•	impairment of your right to sue for payment on a Debt Security on or after the due date for such payment;

•	reduction in the percentage of direct holders of Debt Securities whose consent is required to modify or amend the indenture;

•	reduction in the percentage of holders of Debt Securities whose consent is required under the indenture to waive compliance with provisions of, or to waive defaults under, the indenture; and

•	modification of any of the provisions described above or other provisions of the indenture dealing with waiver of defaults or covenants under the indenture, except to increase the percentages required for such waivers or to provide that other provisions of the indenture cannot be changed without the consent of each direct holder affected by the change.

Changes Not Requiring Approval. Second, changes may be made by us and the trustee without any vote by holders of Debt Securities. These include:

•	evidencing the assumption by a successor of our obligations under the indenture and the Debt Securities;

•	adding to our covenants for the benefit of the holders of Debt Securities, or surrendering any of our rights or powers under the indenture;

•	adding other events of default for the benefit of holders of Debt Securities;

•	making such changes as may be necessary to permit or facilitate the issuance of Debt Securities in bearer or uncertificated form;

•	establishing the forms or terms of Debt Securities of any series;

•	evidencing the acceptance of appointment by a successor trustee; and

•	curing any ambiguity, correcting any indenture provision that may be defective or inconsistent with other indenture provisions or making any other change that does not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

Changes Requiring a Majority Vote. Third, we need a vote by direct holders of Debt Securities owning at least a majority of the principal amount of each series affected by the change to make any other change to the indenture that is not of the type described in the preceding two paragraphs. A majority vote of this kind is also required to obtain a waiver of any past default, except a payment default on principal or interest or concerning a provision of the indenture that cannot be changed without the consent of the direct holder.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a Debt Security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those Debt Securities were accelerated to that date because of a default;

•	for Debt Securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that Debt Security determined by our board of directors or described in the applicable prospectus supplement; and

•	for Debt Securities denominated in one or more foreign currencies or currency units, we will use the dollar equivalent, as determined by our board of directors or as described in the applicable prospectus supplement.

Debt Securities will not be considered outstanding, and therefore will not be eligible to vote, if owned by us or one of our affiliates or if we have deposited or set aside money in trust for their payment or redemption. Debt Securities will also not be eligible to vote if they have been fully defeased as described below under “— Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding Debt Securities that are entitled to vote or take other action under the indenture. In some circumstances, generally related to a default by us on the Debt Securities, the trustee will be entitled to set a record date for action by holders.

If you are a street name or other indirect holder, you should consult your bank or broker for information on how approval may be granted or denied if we wish to change the indenture or the Debt Securities or request a waiver.

Defeasance

The following discussion of full defeasance and covenant defeasance will apply to your series of Debt Securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.

Full Defeasance. If there is a change in United States federal tax law as described below, we could legally release ourselves from any payment or other obligations on the Debt Securities of any or all series, called “full defeasance,” if we put in place the following arrangements for you to be repaid:

•	we must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of those Debt Securities money or specified United States government securities or a combination of these that will generate enough cash to make interest, principal and any other payments on those Debt Securities on their various due dates;

•	there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the deposit without causing you to be taxed on the Debt Securities any differently than if we did not make the deposit and simply repaid the Debt Securities ourselves (under current United States federal tax law, the deposit and our legal release from the Debt Securities would be treated as though we took back your Debt Securities and gave you your share of the cash and notes or bonds deposited in trust, in which case you could recognize gain or loss on those Debt Securities); and

•	we must deliver to the trustee a legal opinion confirming the United States tax law change described above.

In addition, no default must have occurred and be continuing with respect to those Debt Securities at the time the deposit is made (and, with respect only to bankruptcy and similar events, during the 90 days following the deposit), and we have delivered a certificate and a legal opinion to the effect that the deposit does not:

•	cause any outstanding Debt Securities that may then be listed on a securities exchange to be delisted;

•	cause the trustee to have a “conflicting interest” within the meaning of the Trust Indenture Act of 1939;

•	result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are party or by which we are bound; and

•	result in the trust arising from it constituting an “investment company” within the meaning of the Investment Company Act of 1940 (unless we register the trust, or find an exemption from registration, under that Act).

If we ever did accomplish full defeasance, you would have to rely solely on the trust deposit, and could no longer look to us, for repayment on the Debt Securities of the affected series. Conversely, the trust deposit would likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. Under current United States federal tax law, we can make the same type of deposit described above and be released from many of the covenants in any or all series of Debt Securities. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the Debt Securities. In order to achieve covenant defeasance, we must do the following:

•	make the same deposit of money and/or United States government securities described above under “— Full Defeasance;”

•	deliver to the trustee a legal opinion confirming that under current United States federal income tax law we may make the above deposit without causing you to be taxed on the Debt Securities any differently than if we did not make the deposit and simply repaid the Debt Securities ourselves; and

•	comply with the other conditions precedent described above under “— Full Defeasance.”

If we accomplish covenant defeasance, the following provisions, among others, would no longer apply:

•	the events of default relating to breach of covenants described below under “— Default and Related Matters — What is an Event of Default?;” and

•	any promises regarding conduct of our business, such as those described under “— Certain Restrictive Covenants” below and any other covenants applicable to the series of Debt Securities and described in the prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the Debt Securities if there is a shortfall in the trust deposit. Depending on the event causing the default, however, you may not be able to obtain payment of the shortfall.

Redemption

We May Choose to Redeem Your Debt Securities. We may be able to pay off your Debt Securities before their normal maturity. If we have this right with respect to your specific Debt Securities, the right will be described in the applicable prospectus supplement, which will also specify when we can exercise this right and how much we will have to pay in order to redeem your Debt Securities.

If we choose to redeem your Debt Securities, we will mail written notice to you not less than 30 days prior to redemption and not more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your Debt Securities when they are subject to redemption, as described above under “— Form, Exchange and Transfers.”

Default and Related Matters

You will have special rights if an event of default occurs and is not cured.

What is an Event of Default? For each series of Debt Securities the term “event of default” means any of the following:

•	we do not pay interest on a Debt Security of that series within 30 days of its due date;

•	we do not pay the principal or any premium on a Debt Security of that series on its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, when such a deposit is due, if we agree to maintain a sinking fund with respect to that series;

•	we remain in breach of any restrictive covenant with respect to that series or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach (the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of Debt Securities of the affected series);

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

Remedies if an Event of Default Occurs. In the event of our bankruptcy, insolvency or other similar proceeding, all of the Debt Securities will automatically be due and immediately payable. If a non-bankruptcy event of default has occurred with respect to any series and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the Debt Securities of the affected series may declare the entire principal amount of all the Debt Securities of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the Debt Securities of the affected series if any other defaults on those Debt Securities have been waived or cured and we pay or deposit with the trustee an amount sufficient to pay the following with respect to the Debt Securities of that series:

•	all overdue interest;

•	principal and premium, if any, which has become due, other than as a result of the acceleration, plus any interest on that principal;

•	interest on overdue interest, to the extent that payment is lawful; and

•	amounts paid or advanced by the trustee and reasonable trustee compensation and expenses.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding Debt Securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in exercising any trust or power conferred on the trustee under the indenture.

Before you may bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any Debt Securities of any series, the following must occur:

•	you must give the trustee written notice that an event of default with respect to the Debt Securities of that series has occurred and remains uncured;

•	the direct holders of at least 25% in principal amount of all outstanding Debt Securities of that series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against any cost and liabilities of taking that action;

•	the trustee must not have received from direct holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the written notice; and

•	the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Debt Security on or after its due date.

Every year we will certify in a written statement to the trustee that we are in compliance with the indenture and each series of Debt Securities or specify any default that we know about.

If you are a street name or other indirect holder, you should consult your bank or broker for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration of maturity.

Conversion or Exchange Rights

Unless otherwise described in the prospectus supplement, the Debt Securities are not convertible or exchangeable for shares of our common stock.

Ranking of Debt Securities

The Debt Securities are not subordinated to any of our other unsecured debt obligations and, therefore, they rank equally with all our other unsecured and unsubordinated indebtedness. The Debt Securities will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all liabilities of our subsidiaries.

Certain Restrictive Covenants

The indenture contains restrictive covenants that will apply to all Debt Securities issued under it unless we say otherwise in the applicable prospectus supplement, the most significant of which are described below.

Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the Debt Securities, or over our general creditors, if we fail to pay them back. These preferential rights are called “liens.” In the indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on:

•	any flour mill, manufacturing or packaging plant or research laboratory located in the United States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries; or

•	any stock or debt issued by one of our current or future United States or Canadian operating subsidiaries unless we also secure all the Debt Securities that are still outstanding under the indenture equally with the indebtedness being secured. This promise does not restrict our ability to sell or otherwise dispose of our interests in any United States or Canadian operating subsidiary.

These requirements do not apply to liens:

•	existing on February 1, 1996 and any extensions, renewals or replacements of those liens;

•	relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

•	in favor of us or one of our United States or Canadian operating subsidiaries;

•	in favor of governmental units for financing construction, improvement or purchase of our property;

•	existing on any property, stock or debt existing at the time we acquire it, including liens on property, stock or debt of a United States or Canadian operating subsidiary at the time it became our United States or Canadian operating subsidiary;

•	relating to the sale of our property;

•	for work done on our property;

•	relating to workers’ compensation, unemployment insurance and similar obligations;

•	relating to litigation or legal judgments;

•	for taxes, assessments or governmental charges not yet due; or

•	consisting of easements or other restrictions, defects in title or encumbrances on our real property.

We may also avoid securing the Debt Securities equally with the indebtedness being secured if the amount of the indebtedness being secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

If a merger or other transaction would create any liens that are not permitted as described above, we must grant an equivalent lien to the direct holders of the Debt Securities.

Limitation on Sale and Leaseback Transactions. In the indenture, we also promise that we and our United States and Canadian operating subsidiaries will not enter into any sale and leaseback transactions on any of our flourmills, manufacturing or packaging plants or research laboratories located in the United States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries (referred to in the indenture as “principal properties”) unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of ours and our leasing back that property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.

We may enter into a sale and leaseback transaction covering any of our principal properties only if:

•	it falls into the exceptions for liens described above under “— Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries”; or

•	within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds that mature at or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:

•	the net proceeds of the sale of the principal property, or

•	the fair market value of the principal property sold, and in either case, minus

•	the principal amount of any Debt Securities delivered to the trustee for retirement within 120 days after the property sale, and

•	the principal amount of any funded debt, other than Debt Securities, voluntarily retired by us within 120 days after the property sale; or

•	the attributable value, as described below, of all sale and leaseback transactions plus any indebtedness that we incur that, but for the exception in the second to last paragraph of “— Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries” above, would have required us to secure the Debt Securities equally with it, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

We determine the attributable value of a sale and leaseback transaction by choosing the lesser of (1) or (2) below:

1. sale price of the leased property	×	remaining portion of the
base term of the lease
the base term of the lease

2.  the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to present value at the highest interest rate on any outstanding series of Debt Securities. The rental payments in this calculation do not include amounts for property taxes, maintenance, repairs, insurance, water rates and other items that are not payments for the property itself.

DESCRIPTION OF COMMON STOCK

The following description of Common Stock and our cumulative preference stock does not purport to be complete and is qualified by reference to our Restated Certificate of Incorporation, dated September 20, 2007 (the “Certificate of Incorporation”) and our By-laws, as amended through March 8, 2016 (the “By-laws”). Our Certificate of Incorporation and By-laws have been incorporated by reference as exhibits in the registration statement of which this prospectus is a part. See “Where You May Find More Information About General Mills” for information on how to obtain copies.

Our Certificate of Incorporation currently authorizes the issuance of one billion shares of our common stock, par value $0.10 per share, and five million shares of cumulative preference stock, without par value, issuable in series. As of February 25, 2018, there were approximately 570 million shares of Common Stock outstanding and approximately 33 million shares of Common Stock reserved to be issued pursuant to outstanding stock options and other rights under our stock plans for employees and non-employee directors. Additional shares of Common Stock are reserved for issuance in connection with (i) future grants of stock options and other rights under our stock plans for employees and non-employee directors and (ii) the Direct Purchase Plan of General Mills, which is a dividend reinvestment and direct purchase plan. No shares of cumulative preference stock are currently issued or outstanding. Our board of directors is authorized to approve the issuance of one or more series of preference stock without further authorization of our stockholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preference stock. As a result, our board, without stockholder approval, could authorize the issuance of preference stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of Common Stock or other series of preference stock or that could have the effect of delaying, deferring or preventing a change in our control.

The holders of Common Stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for that purpose, provided that if any shares of preference stock are at the time outstanding, the payment of dividends on Common Stock or other distributions (including purchases of Common Stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of overdue amounts in any mandatory sinking fund, on outstanding shares of preference stock.

The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors.

The holders of Common Stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any preference stock then outstanding.

All outstanding shares of Common Stock are fully paid and nonassessable.

The transfer agent for Common Stock is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120. Our stockholders may contact Equiniti by telephone toll-free at (800) 670-4763 or online at shareowneronline.com.

PLAN OF DISTRIBUTION

We may sell the Securities through underwriters or dealers, directly to one or more purchasers, or through agents. The prospectus supplement will include the names of underwriters, dealers or agents retained. The prospectus supplement also will include the purchase price of the Securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the Securities may be listed.

We may offer the Securities to the public through underwriting syndicates managed by managing underwriters or through underwriters without a syndicate. If underwriters are used, the underwriters will acquire the Securities for their own account. They may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the Securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the Securities offered if any of the Securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Unless the prospectus supplement states otherwise, all Debt Securities will be new issues of Debt Securities with no established trading market. The Common Stock is listed on the New York Stock Exchange under the ticker symbol GIS. Any underwriters who purchase Debt Securities from us for public offering and sale may make a market in the Debt Securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance concerning the liquidity of the trading market for any Debt Securities.

In order to facilitate the offering of the Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or any other securities, the prices of which may be used to determine payments on the Securities. Specifically, the underwriters may over-allot in connection with any such offering, creating a short position in the Securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Securities or of any other securities, the underwriters may bid for, and purchase, the Securities or any other securities in the open market. Finally, in any offering of the Securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Securities in the offering if the syndicate repurchases previously distributed Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of their businesses.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Debt Securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Debt Securities in accordance with a redemption or repayment pursuant to the terms of the Debt Securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Debt Securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase Debt Securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions included in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

Unless indicated in the applicable prospectus supplement, we do not expect to list the Debt Securities on a securities exchange.

VALIDITY OF SECURITIES

The validity of the Securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, unless otherwise indicated in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and related financial statement schedule of General Mills, Inc. and subsidiaries as of May 28, 2017 and May 29, 2016, and for each of the fiscal years in the three-year period ended May 28, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of May 28, 2017 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

22,727,273 Shares

General Mills, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

March 27, 2018

Goldman Sachs & Co. LLC

BofA Merrill Lynch

Barclays

Citigroup

Deutsche Bank Securities

Morgan Stanley

BNP PARIBAS

BTIG

Credit Suisse

HSBC

MUFG

SMBC Nikko

SOCIETE GENERALE

TD Securities

Wells Fargo Securities